As filed with the Securities and Exchange Commission on April 25, 2018

Registration Statement No. 333-217957

Registration Statement No. 333-214453

Registration Statement No. 333-208858

Registration Statement No. 333-207930

Registration Statement No. 333-201166

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-217957

Form S-8 Registration Statement No. 333-214453

Form S-8 Registration Statement No. 333-208858

Form S-8 Registration Statement No. 333-207930

Form S-8 Registration Statement No. 333-201166

Under

THE SECURITIES ACT OF 1933

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	58-2488736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices)

Connecture, Inc. 2014 Employee Stock Purchase Plan

Connecture, Inc. 2014 Equity Incentive Plan

Connecture, Inc. 2010 Stock Incentive Plan

(Full title of the plan)

Jeffery A. Surges

Chief Executive Officer

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Name and address of agent for service)

(262) 432-8282

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements (collectively, the “Registration Statements”) of Connecture, Inc. (the “Company”):

•	Registration Statement No. 333-217957, registering shares of Company common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”), filed with the Securities and Exchange Commission (the “SEC”) on May 12, 2017;

•	Registration Statement No. 333-214453, registering shares of Common Stock issuable pursuant to the 2014 Plan, filed with the SEC on November 4, 2016;

•	Registration Statement No. 333-208858, registering shares of Common Stock issuable pursuant to the 2014 Plan and the 2014 ESPP, filed with the SEC on January 4, 2016;

•	Registration Statement No. 333-207930, registering shares of Common Stock issuable pursuant to the 2014 Plan and the 2014 ESPP, filed with the SEC on November 10, 2015; and

•	Form S-8 Registration Statement No. 333-201166, registering shares of Common Stock issuable pursuant to the 2014 Plan, the 2014 ESPP and the Company’s 2010 Stock Incentive Plan, filed with the SEC on December 19, 2014.

On April 25, 2018, FP Healthcare Merger Sub Corporation, a Delaware corporation (“Merger Sub”) and an indirect subsidiary of FP Healthcare Holdings, Inc., a Delaware corporation (“Parent”), completed its merger (the “Merger”) with and into the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 4, 2018 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. The Company was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statements. Accordingly, pursuant to the undertaking contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all the shares of the Company’s Common Stock registered under the Registration Statements, which remained unissued as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Wisconsin on this 25th day of April, 2018.

CONNECTURE, INC.

By:	/s/ Jeffery A. Surges
Jeffery A. Surges
Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.